Exhibit 10.34

OVASCIENCE, INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Effective as of March 3, 2015)

The Board of Directors of OvaScience, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of January 1, 2015 (“Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”).  “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Annual Stock Option Grants

Annually, each Non-Employee Director shall be granted a non-qualified stock option to purchase 12,000 shares of the Company’s common stock under the Company’s 2012 Stock Incentive Plan (the “Stock Plan”) on the date of the first meeting of the Board of Directors held following the Company’s annual meeting of stockholders.

Initial Stock Option Grant For Newly Appointed or Elected Directors

Each new Non-Employee Director shall be granted a non-qualified stock option to purchase 8,650 shares of the Company’s common stock under the Stock Plan at the first regularly scheduled meeting of the Board of Directors on or after his or her initial appointment or election to the Board of Directors.

Terms for All Option Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all options granted under this Policy shall (i) vest in equal monthly installments at the end of each successive month following the grant date until the first anniversary of the grant date, subject to the Non-Employee Director’s continued service on the Board of Directors; (ii) have an exercise price equal to the fair market value of the Company’s common stock as determined in the Stock Plan on the grant date; (iii) terminate ten years after the grant date and (iv) contain such other terms and conditions as set forth in the form of option agreement approved by the Board of Directors or the Compensation Committee prior to the grant date.

Annual Fees

Each Non-Employee Directors serving on the Board of Directors and the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, as applicable, shall be entitled to the following annual amounts (the “Annual Fees”):

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Member	Annual Retainer Amount for Chair
Board of Directors	$35,000	—
Audit Committee	$8,000	$15,000
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$3,750	$7,500

Except as otherwise set forth in this Policy, all Annual Fees shall be paid for the period from January 1 through December 31 of each year. Such Annual Fees shall be paid in one of the following combinations of cash and/or a grant of common stock under the Stock Plan, at the election of each Non-Employee Director, as follows:

•                  cash in the amount of each Non-Employee Director’s Annual Fees;

•                  such number of shares of the Company’s common stock as is equal to the full dollar amount of each Non-Employee Director’s Annual Fees (as calculated below under “Calculation of Shares and Grant Terms”); or

•                  any combination of cash or grant of shares of the Company’s common stock in 25% increments that equals the full dollar amount of each Non-Employee Director’s Annual Fees (as calculated below under “Calculation of Shares and Grant Terms”).

Election

Each Non-Employee Director shall make an annual election on the form provided by the Company, indicating the combination of cash and/or common stock elected, prior to December 31 of the year prior to the payment of the Annual Fees.  In the event that a Non-Employee Director has not submitted his or her election for the applicable year by December 31, then the election of such Non-Employee Director shall be deemed to be the same as the election made by such Non-Employee Director for the prior year, and if no election has been made, then the Non-Employee Director shall receive all Annual Fees in cash. Each newly elected or appointed Non-Employee Director shall make an election prior to the beginning of the next calendar quarter after his or her initial appointment or election.

Payments

Payments payable to Non-Employee Directors shall be paid quarterly in arrears as of the last business day of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving on the Board or a committee and (ii) no fee shall be payable in respect of any period prior to the date such director was elected to the Board or a committee.

Calculation of Shares and Grant Terms

If shares of common stock are to be received as payment, the number of shares  shall be calculated by dividing the applicable quarterly dollar amount that the Non-Employee Director has elected to be paid in shares of common stock by the Fair Market Value (as defined in the Stock Plan) of the shares of common stock of the Company on the last business day of each fiscal quarter (the “Calculation Date”) (rounded down to the nearest whole number so that no fractional shares shall be issued).  The shares shall be automatically and without any further action required by the Board of Directors issued as of  the Calculation Date.

If  the Non-Employee Director ceases providing services on the Board , the number of shares to be received by a Non-Employee Director shall be calculated by dividing the applicable prorated quarterly dollar amount that the Non-Employee Director has elected to be paid in shares of common stock by the Fair Market Value (as defined in the Stock Plan) of the shares of common stock of the Company on the last day of  service (rounded down to the nearest whole number so that no fractional shares shall be issued).  The shares shall be automatically and without any further action required by the Board of Directors issued as of such date.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.